                                                                    EXHIBIT 23.1



                          CONSENT OF ERNST & YOUNG LLP



We consent to the reference to our firm under the caption "Experts" in the prospectus included in the Registration Statement for the sale of up to 5,613,569 shares of common stock of Brightpoint, Inc., to the incorporation by reference therein of our report dated January 26, 1999, with respect to the consolidated financial statements of Brightpoint, Inc. incorporated by reference and included in its Annual Report (Form 10-K) for the year ended December 31, 1998, and to the incorporation by reference of our consent dated March 29, 1999 with respect to the financial statement schedule of Brightpoint, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 1998, filed with the Securities and Exchange Commission.


                                                 /s/ Ernst & Young LLP


Indianapolis, Indiana
January 31, 2000